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                                                                      EXHIBIT 12


                CASCADE NATURAL GAS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                       AND PREFERRED DIVIDEND REQUIREMENTS

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

                                                                                Twelve Months Ended
                                                 -----------   -----------   -----------   -----------   -----------   -----------
                                                  31-Mar-00     30-Sep-99     30-Sep-98     30-Sep-97     30-Sep-96     31-Dec-95
                                                 -----------   -----------   -----------   -----------   -----------   -----------
                                                                               (dollars in thousands)
Fixed charges, as defined:
   Interest expense                              $    10,669   $    10,486        10,132         9,436        10,101   $     9,938
   Amortization of debt
        issuance expense                                 605           603           605           612           612           606
                                                 -----------   -----------   -----------   -----------   -----------   -----------

       Total fixed charges                       $    11,274   $    11,089        10,737        10,048        10,713   $    10,544
                                                 -----------   -----------   -----------   -----------   -----------   -----------


Earnings, as defined:
   Net earnings                                  $    16,788   $    14,053         9,544        10,627         8,211   $     7,732
   Add (deduct):
     Income taxes                                      9,275         8,075         5,694         6,263         4,272         4,508
     Fixed charges                                    11,274        11,089        10,737        10,048        10,713        10,544
                                                 -----------   -----------   -----------   -----------   -----------   -----------

       Total earnings                            $    37,337   $    33,217        25,975        26,938        23,196   $    22,784
                                                 -----------   -----------   -----------   -----------   -----------   -----------
Ratio of earnings to
     fixed charges                                      3.31          3.00          2.42          2.68          2.17          2.16
                                                 -----------   -----------   -----------   -----------   -----------   -----------


Fixed charges and preferred
   dividend requirements:
       Fixed charges                             $    11,274   $    11,089        10,737        10,048        10,713   $    10,544
       Preferred dividend
           requirements                                  385           756           778           811           819           853
                                                 -----------   -----------   -----------   -----------   -----------   -----------

       Total                                     $    11,659   $    11,845        11,515        10,859        11,532   $    11,397
                                                 -----------   -----------   -----------   -----------   -----------   -----------

Ratio of earnings to fixed charges and
    preferred dividend requirements                     3.20          2.80          2.26          2.48          2.01          2.00
                                                 -----------   -----------   -----------   -----------   -----------   -----------
                                                 -----------   -----------   -----------   -----------   -----------   -----------
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